PHOENIX ASSET TRUST (aka KAYNE)
CIK# 0001018593
Semi-Annual 06/30/07

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2- Series 1-
Class A $48, Class B $4, C $4 and Class I $443.

73A1/73A2- Series 1-
Class A $0.0990, Class B $0.0360, Class C $0.0360 and Class I $0.1200.

74U1/74U2- Series 1-
Class A 485, Class B 118, Class C 103 and Class I 3,263.

74V1/74V2- Series 1-
Class A $16.91, Class B $16.74, Class C $16.75 and Class I $16.95.



72EE- Series 2-
Class A $1,195, Class B $106, C $416 and Class I $2,120.

73B- Series 2-
Class A $0.7860, Class B $0.7860, Class C $0.7860 and Class I $0.7860.

74U1/74U2- Series 2-
Class A 1,549, Class B 140, Class C 546 and Class I 2,774.

74V1/74V2- Series 2-
Class A $19.65, Class B $18.84, Class C $18.86 and Class I $19.93.